Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Sky Harbour Group Corporation on Form S-3 (No. 333-XXXXXX) to be filed on or about March 27, 2024 of our report dated March 27, 2024, on our audits of the financial statements as of December 31, 2023 and 2022, and for each of the years then ended, which report was included in the Annual Report on Form 10-K filed on March 27, 2024. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ EisnerAmper LLP

EISNERAMPER LLP

New York, New York

March 27, 2024